                                                                    EXHIBIT 99.1

                                                            [PULITZER INC. LOGO]

FOR IMMEDIATE RELEASE

                                                      900 North Tucker Boulevard
                                                       St. Louis, Missouri 63101
                                                                Tel 314/340-8402
                                                                Fax 314/340-3125

                              PULITZER INC. REPORTS
                           2004 FIRST-QUARTER EARNINGS

         ST. LOUIS, April 16, 2004 - Pulitzer Inc. (NYSE:PTZ) today announced that first-quarter 2004 net income was $8.1 million, or $0.37 per diluted share, compared with $7.1 million, or $0.33 per diluted share, in the prior year.

         First-quarter operating revenue increased 4.6 percent to $102.7 million from $98.2 million in the prior year, and operating income decreased 4.2 percent to $16.2 million, primarily as the result of expenses related to the launch of the new direct mail product in St. Louis, higher newsprint prices and increased healthcare costs.

         Results for 2004 and 2003 included investment losses related to certain non-operating investments that are not a strategic component of the Company's capital structure or operating plans (principally investments in new media companies and partnerships making similar investments). Excluding these items from the 2004 and 2003 first-quarter periods, first-quarter 2004 and 2003 base earnings per diluted share were $0.37 and $0.35, respectively.

         Commenting on the results, Robert C. Woodworth, president and chief executive officer, said, "We are pleased with the Company's performance for the quarter. Operating revenue was up 4.6 percent, and advertising revenue increased
5.6 percent, with strong growth during March, when total revenue increased 7.3 percent and advertising revenue grew nearly 10 percent. Revenue growth was led by classified, up 11 percent for the quarter, with particular strength in help wanted, up 6.3 percent in St. Louis and 31.2 percent at Pulitzer Newspapers, Inc. ("PNI"). At the Tucson Newspaper Agency ("TNI"), total classified was up
9.5 percent and help wanted was up 36.5 percent. In addition, our focus on increasing local market share continues to pay off, with local territory retail revenues up 13.1 percent in St. Louis during the quarter, and our online businesses made a significant contribution to our results."

                                     -more-

Page Two
Pulitzer First-Quarter Earnings

         "We are also very pleased to announce the successful launch of our St. Louis direct mail initiative, Local Values, which debuted March 1. Both revenues and costs are tracking with our plan for this important new advertising product, and initial advertiser response has been very positive. As we have mentioned before, Local Values is a key component of our strategy to add new capabilities that expand our ability to deliver results for advertisers and help us increase our share of advertising revenue, and it is a good example of the investments we are willing to make to strengthen the long-term prospects of the Company.

         "At PNI, we continued to build our market presence through strategic acquisitions during the first quarter, with the purchase of two weekly newspapers, in Coos Bay, Oregon, and Bloomington, Illinois," Woodworth said.

FORECAST FOR 2004 (SEE NOTES)

         "As we look ahead, our solid first-quarter performance leads us to reaffirm the guidance we provided last December of full-year 2004 base earnings of at least $2.10 per fully diluted share. This view assumes the continued health of our key advertising segments," Woodworth said.

RECONCILIATION OF BASE EARNINGS

                                                                                    First Quarter
                                                                              Mar. 28,          Mar. 30,
                                                                                2004              2003
                                                                              --------          --------
DILUTED EARNINGS PER SHARE OF STOCK:
  GAAP earnings per diluted share                                              $0.37             $0.33
  Losses from certain non-operating investments                                 0.00              0.02
                                                                               -----             -----
  Base earnings per diluted share                                              $0.37             $0.35
                                                                               =====             =====

         - 2004 and 2003 first-quarter results included net pretax charges of $42,000 and $0.8 million, respectively, to adjust the carrying value of certain non-operating investments.

                                     -more-

Page Three
Pulitzer First-Quarter Earnings

DISCUSSION OF GAAP-BASIS RESULTS

FIRST QUARTER

         Operating income for the first quarter of 2004 decreased 4.2 percent to $16.2 million, compared with $16.9 million in the prior year. Operating revenue increased 4.6 percent to $102.7 million, from $98.2 million in the first quarter of 2003.

         The 4.6 percent operating revenue increase reflects a 5.6 percent increase in advertising revenue and a 1.8 percent increase in circulation revenue. The advertising increase results from (a) a 3.9 percent increase in retail advertising revenue, including preprints, reflecting gains from smaller local advertisers, growth in the furniture, grocery and home improvement categories, and revenues from Local Values, the Post-Dispatch's new direct mail initiative; and (b) a 10.9 percent increase from classified advertisers reflecting an 11.4 percent increase in recruitment advertising, a 16.6 percent increase in real estate advertising, and a 6.3 percent increase in automotive advertising. The retail and classified advertising revenue increases were partially offset by a 5.6 percent decrease in national advertising, principally due to weakness in the telecommunication and travel categories.

         Operating expenses for the first quarter of 2004 increased 5.8 percent to $90.4 million, principally due to (a) a 2.2 percent increase in labor and benefit expense resulting from salary increases and increased healthcare and pension benefit costs, partially offset by a 2.1 percent decrease in FTE levels;
(b) a 10.3 percent increase in newsprint expense, reflecting a 9.4 percent price increase over the first quarter of 2003; (c) incremental operating expenses from the 2003 and 2004 PNI newspaper acquisitions; and (d) increased postage and production expenses and one-time promotion expenses related to Local Values. Overall, Local Values negatively affected first-quarter earnings by $0.01 to $0.02 per fully diluted share. The Company estimates that the full-year negative impact of the initiative will be approximately $0.05 per fully diluted share, and that Local Values will become profitable in 2005. The first-quarter expense increases were partially offset by decreased bad debt expense.

         TNI operating revenue decreased 1.6 percent for the first quarter of 2004. Advertising revenue decreased 1.8 percent due, principally, to weakness in retail and national ROP advertising revenue. These decreases were partially offset by strength in classified, principally in the employment category, and increased preprint revenue. Operating expenses increased

                                     -more-

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Page Four
Pulitzer First-Quarter Earnings

1.1 percent due, principally, to increased newsprint prices. Equity in the earnings of TNI for the first quarter of 2004 decreased 5.5 percent when compared to the first quarter of 2003.

         Interest expense, net of interest income, decreased for the first quarter to $3.5 million from $4.5 million in the same quarter of 2003, principally due to savings from the Company's interest rate swaps and higher yields on invested funds. In addition, the Company realized a $552,000 gain on the sale of marketable securities.

         The effective tax rate for the first quarter of 2004 and 2003 was 37.0 percent.

DISCUSSION OF COMPARABLE-BASIS RESULTS (SEE NOTES)

DEFINITION OF COMPARABILITY

         The following discussion focuses on "comparable" results in order to illustrate the effects of year-to-year fluctuations on the full scope of our operations. Comparable revenue and expense from continuing operations are defined as reported revenue and operating expense including Pulitzer's 50 percent share of the TNI operations, and excluding the results of newspaper acquisitions absent in the comparable period of 2003. The following table summarizes the effect of adding Pulitzer's 50 percent share of TNI operations to reported revenues and subtracting revenues and operating income associated with the Company's newspaper acquisitions absent in the comparable period of 2003:

                                          RECONCILIATION OF GAAP TO
                                          COMPARABLE-BASIS RESULTS
                                                               Operating
                                     Revenue                     Income
                                            First-Quarter Ended
                              -------------------------------------------------
                              Mar. 28,      Mar. 30,     Mar. 28,      Mar. 30,
                                2004         2003          2004          2003
                              -------------------------------------------------
                                               (in millions)
Pulitzer Inc.
GAAP results                   $102.7        $ 98.2       $ 16.2        $ 16.9

Pulitzer 50% Share of
Tucson Newspaper Agency*         13.5          13.7            0             0

PNI Acquisitions                 (0.8)            0         (0.2)            0
                               ------        ------       ------        ------
Comparable Results             $115.4        $111.9       $ 16.0        $ 16.9
                               ======        ======       ======        ======

* GAAP operating income includes operating income from Pulitzer's 50 percent share of the Tucson Newspaper Agency.

                                     -more-

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Page Five
Pulitzer First-Quarter Earnings

FIRST QUARTER

         On a comparable basis, operating income for the first quarter of 2004 decreased 5.2 percent on an operating revenue increase of 3.1 percent. Advertising revenue increased 3.8 percent, with retail revenue, including preprints, up 1.7 percent and national revenue, including national preprints, down 6.7 percent. First-quarter classified advertising revenue increased 9.5 percent from the comparable period in 2003, as a result of a 13.7 percent increase in employment advertising, an 11.5 percent increase in real estate advertising and a 5.6 percent increase in automotive advertising.

         The increase in comparable employment advertising revenue resulted from increases of 6.3 percent, 28.1 percent and 36.5 percent in St. Louis, at PNI and TNI, respectively. The first-quarter 2004 employment advertising increase of
13.7 percent compares favorably to a 3.8 percent increase in the fourth quarter of 2003 and decreases of 10.7 percent, 13.2 percent and 6.9 percent in the first, second and third quarters of 2003, respectively.

         The following table provides detail for comparable advertising revenue trends by operating group for comparable periods in the prior years:

                                                                                                                              Full
                                       1st Qtr.   Mar.   Feb.    Jan.    Full Year   4th Qtr.  3rd Qtr.  2nd Qtr.   1st Qtr.  Year
                                         2004    2004    2004    2004       2003       2003      2003      2003       2003    2002
                                       ---------------------------------------------------------------------------------------------
COMPARABLE ADVERTISING

St. Louis Operations                     +3.6%    +8.3%  +2.0%   +0.8%     +2.4%      +7.6%     -1.4%     +5.0%     -1.9%     +0.1%

Pulitzer Newspapers, Inc.                +7.4%    +9.2%  +8.1%   +5.1%     +1.2%      +3.2%     +1.8%     +1.0%     -1.6%     +3.4%
                                       ---------------------------------------------------------------------------------------------

    Pulitzer Inc.                        +4.6%    +8.6%  +3.6%   +2.0%     +2.1%      +6.4%     -0.5%     +3.9%     -1.8%     +1.0%

Tucson Newspaper Agency (TNI)            -1.8%    -0.7%  -3.2%   -1.6%     +1.1%      +0.4%     -2.1%     +1.3%     +4.8%     -2.8%

                                       ---------------------------------------------------------------------------------------------
    Pulitzer Inc. (combined with 50%     +3.8%    +7.4%  +2.8%   +1.5%     +2.0%      +5.7%     -0.7%     +3.6%     -1.0%     +0.6%
    of TNI)

         On a comparable basis, first-quarter 2004 operating expense increased
4.6 percent, principally due to the factors discussed in the GAAP section of this release.

BALANCE SHEET HIGHLIGHTS

         Cash and marketable securities increased 12.0 percent to $197.3 million from $176.2 million at December 28, 2003.

                                      # # #

Page Six
Pulitzer First-Quarter Earnings

         Pulitzer Inc., through various subsidiaries and affiliated entities, is engaged in newspaper publishing and related new media activities. The Company's newspaper operations include two major metropolitan dailies, the St. Louis Post-Dispatch and the Arizona Daily Star in Tucson, Ariz., and, through its Pulitzer Newspapers, Inc. (PNI) subsidiary, 12 other dailies and more than 65 weekly newspapers, shoppers and niche publications. The PNI dailies are The Pantagraph, Bloomington, Ill.; The Daily Herald, Provo, Utah; the Santa Maria Times, Santa Maria, Calif.; The Napa Valley Register, Napa, Calif.; The World, Coos Bay, Ore.; The Sentinel, Hanford, Calif.; the Arizona Daily Sun, Flagstaff, Ariz.; the Daily Chronicle, DeKalb, Ill.; The Garden Island, Lihue, Hawaii; the Daily Journal, Park Hills, Mo.; The Lompoc Record, Lompoc, Calif.; and The Daily News, Rhinelander, Wisc. The Company's newspaper operations also include the Suburban Journals of Greater St. Louis, a group of 38 weekly papers and various niche publications.

         The Company's new media and interactive initiatives include STLtoday.com in St. Louis, azstarnet.com in Tucson, and Web sites for all of its other dailies. Pulitzer Inc. is the successor to the company originally founded by Joseph Pulitzer in St. Louis in 1878. For more information, visit our Web site at www.pulitzerinc.com.

                                     -more-

Page Seven
Pulitzer First-Quarter Earnings

NOTES:

The Company's calculation of "Base Earnings" and "Base Earnings per Diluted Share," including guidance contained herein for full-year 2004 base earnings per diluted share, exclude gains and losses related to certain non-operating investments that are not a strategic component of the Company's capital structure or operating plans (principally, investments in new media companies and partnerships making similar investments), and employment termination inducements associated with positions that will not be staffed. Gains or losses on the sale of marketable securities reflect activity in a strategic component of the Company's capital structure and are, therefore, included in the determination of "Base Earnings," and "Base Earnings per Diluted Share."

The Company cannot currently determine full-year 2004 investment gains and losses, if any, related to certain non-operating investments or future employment termination inducements, if any. The Company's calculation of "Base Earnings" and "Base Earnings per Diluted Share," including guidance contained herein for full-year 2004 base earnings per diluted share, may not be comparable to similarly titled measures reported by other companies. "Base Earnings" and "Base Earnings per Diluted Share," as defined above, are not measures of performance under generally accepted accounting principles ("GAAP") and should not be construed as substitutes for consolidated net income and diluted earnings per share as a measure of performance. However, management uses "Base Earnings" and "Base Earnings per Diluted Share" for comparing the Company's past, current, and future performance and believes that they provide meaningful and comparable information to investors to aid in their analysis of the Company's performance relative to other periods and to its peers.

The Company's calculation of "Comparable" results includes the gross revenues and expenses of the Company's 50 percent interest in the Tucson Newspaper Agency ("TNI"), and excludes the revenues and expenses associated with acquisitions absent in comparable periods in 2003. "Comparable" revenues and expenses, excluding the results of acquisitions absent in the comparable period of 2003, and including the gross revenues and expenses of the Company's 50 percent interest in TNI, are not measures of performance under GAAP (since the Company records its interest in TNI on the equity method), and should not be construed as substitutes for consolidated operating revenues and consolidated operating expenses as a measure of performance. However, management uses "Comparable" revenues and expenses for comparing the Company's past, current, and future performance and believes that they provide meaningful information to investors regarding the gross revenues and expenses under the management of the Company.

                                     -more-

Page Eight
Pulitzer First-Quarter Earnings

Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and other factors include, but are not limited to, industry cyclicality, the seasonal nature of the business, changes in pricing or other actions by competitors or suppliers (including newsprint), outcome of labor negotiations, capital or similar requirements, and general economic conditions, any of which may impact advertising and circulation revenues and various types of expenses, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in "forward-looking statements" are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Accordingly, investors are cautioned not to place undue reliance on any such "forward-looking statements," and the Company disclaims any obligation to update the information contained herein or to publicly announce the result of any revisions to such "forward-looking statements" to reflect future events or developments.

SPECIAL NOTICE:

         Pulitzer Inc. will conduct a conference call for investors beginning at 10 a.m. EDT today. The webcast of the call can be accessed at www.pulitzerinc.com. Replays of the call will also be available at the same site. For more information, please contact James V. Maloney, Director of Shareholder Relations at Pulitzer Inc., at (314) 340-8402.

                                -tables attached-

Page Nine
Pulitzer First-Quarter Earnings

PULITZER INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share)
(Unaudited)

                                                              First Quarter Ended
                                                            Mar. 28,        Mar. 30,
                                                             2004             2003
                                                           ---------        ---------
OPERATING REVENUES:
    Advertising
        Retail                                             $  27,829        $  26,560
        National                                               6,161            6,821
        Classified                                            32,247           29,086
                                                           ---------        ---------
            Total                                             66,237           62,467
        Preprints                                             14,218           13,732
                                                           ---------        ---------
            Total advertising                                 80,455           76,199
    Circulation                                               20,568           20,196
    Other                                                      1,712            1,837
                                                           ---------        ---------
                Total operating revenues                     102,735           98,232
                                                           ---------        ---------

OPERATING EXPENSES:
    Payroll and other personnel expenses                      46,359           45,355
    Newsprint expense                                         11,036           10,003
    Depreciation                                               3,736            3,682
    Amortization                                               1,192            1,105
    Other expenses                                            28,108           25,294
                                                           ---------        ---------
                Total operating expenses                      90,431           85,439
                                                           ---------        ---------

  Equity in earnings of Tucson newspaper partnership           3,917            4,146
                                                           ---------        ---------

  Operating income                                            16,221           16,939

  Interest income                                              1,159              935
  Interest expense                                            (4,694)          (5,458)
  Net gain on sale of marketable securities                      552               25
  Net loss on investments                                        (42)            (784)
  Other income                                                     4               21
                                                           ---------        ---------
INCOME BEFORE PROVISION FOR INCOME TAXES                      13,200           11,678

PROVISION FOR INCOME TAXES                                     4,884            4,325

MINORITY INTEREST IN NET EARNINGS OF
  SUBSIDIARY                                                     261              297
                                                           ---------        ---------
NET INCOME                                                 $   8,055        $   7,056
                                                           =========        =========

                                     -more-

Page Ten
Pulitzer First-Quarter Earnings

PULITZER INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Continued)
(In thousands, except earnings per share)
(Unaudited)

                                                         First Quarter Ended
                                                       Mar. 28,         Mar. 30,
                                                         2004            2003
                                                      ----------       ----------
BASIC EARNINGS PER SHARE OF STOCK:

  Basic earnings per share                            $     0.37       $     0.33
                                                      ==========       ==========

  Weighted average number of shares outstanding           21,541           21,346
                                                      ==========       ==========

DILUTED EARNINGS PER SHARE OF STOCK:

  Diluted earnings per share                          $     0.37       $     0.33
                                                      ==========       ==========

  Weighted average number of shares outstanding           21,855           21,462
                                                      ==========       ==========

                                     -more-

Page Eleven
Pulitzer First-Quarter Earnings

PULITZER INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Continued)
(Unaudited)

FOOTNOTES

Fiscal Year End: The Company's fiscal year ends on the last Sunday of the calendar year. In 2003, the Company's fiscal year began on December 30, 2002 and ended on December 28, 2003. In 2004, the Company's fiscal year began on December 29, 2003 and will end on December 26, 2004.

Earnings Per Share: Basic earnings per share of stock are computed using the weighted average number of Common and Class B Common shares outstanding during the applicable period. Diluted earnings per share of stock are computed using the weighted average number of Common and Class B Common shares outstanding and common stock equivalents.

New Accounting Pronouncements: In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"), was signed into law. The Act introduced a prescription drug benefit under Medicare (Medicare Part D) and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent (as that term is defined in the Act) to Medicare Part D. At present, detailed regulations necessary to implement the Act have not been issued. Additionally, certain accounting issues raised by the Act are not explicitly addressed in existing accounting literature, such as FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions. FASB Staff Position 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("FSP 106-1"), which is effective for interim or annual financial statements for fiscal years which ended after December 7, 2003, permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Act.

The Company decided to recognize the effects of the Act on the Company's accumulated postretirement benefit obligation ("APBO") and postretirement benefit costs effective the first quarter of 2004. The Company has concluded that it should qualify for the subsidy under the Act since the prescription drug benefits provided under the Company's postretirement healthcare plans generally require lower premiums from covered retirees and have lower deductibles than the benefits provided in Medicare Part D and, therefore, are "actuarially equivalent" or better than the benefits provided under the Act. In addition, the Company does not anticipate any material change in the participation rate or per capita claims costs as a result of the Act.

The Company's accounting and disclosure requirements in 2004 related to the Act will result in a reduction of the APBO of approximately $12 million and will be treated as a negative prior service cost that will be amortized beginning on March 8, 2004. This amortization will result in a $1.3 million reduction to the APBO and postretirement benefit costs in 2004, against which no income tax provision will be made in accordance with the Act. The Company anticipates that the adoption of FSP 106-1 will result in an increase in 2004 operating profit and net income of $1.3 million, or approximately $0.05 per fully diluted share for the year. Specific authoritative guidance on the accounting for the federal subsidy is pending, and that guidance, when issued, could require the Company to change previously reported information.

Reclassifications: Certain reclassifications have been made to the 2003 consolidated financial statements to conform to the 2004 presentation.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

                                      # # #